UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 8, 2015

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities.

On December 8, 2015 - Goldrich Mining Company (the “Registrant” or the “Company”) announced the closing of a private placement (the “Offering”) for total proceeds of US$250,000. The Company sold 250 Series C Preferred Stock of the Company and warrants at a price per preferred share of $1,000.

Each Series C Preferred Stock is convertible into common shares of the Company equal in number to $1,000.00 divided by $0.03 per share. The purchaser of each Series C Preferred Stock also received warrants to purchase shares of common stock of the Company equal in number to the total purchase price divided by 0.03 (rounded down), exercisable at any time beginning one year after the closing date for a term ending five years from the closing date at an exercise price of $0.03 per Common Share.

NGB Capital Limited acted as the placement agent for the Offering and was paid a sales commission of 10% of gross proceeds raised from the Offering and placement agent warrants equal to 10% of the total number of warrants issued. Each placement agent warrant is exercisable to purchase one share of common stock of the Company at $0.03 and shall be exercisable for five years following the closing date.

In the event that the Company sells any or all of its assets, in any combination, whether pursuant to a merger, share exchange, stock purchase, business combination or other similar transaction, for aggregate total compensation greater than $3,000,000 within a one-year period following the date of issuance of the Preferred Shares, the Purchaser shall have the right to demand that the Company redeem all or some of the outstanding Securities (the Preferred Shares, the Warrants, the Warrant Shares and the Conversion Shares) at a redemption price equal to the aggregate purchase price of such Securities being redeemed plus an additional amount equivalent to the amount of interest that would have accrued on the aggregate purchase price of the Securities being redeemed at a rate of 15% from the date of issuance of the Preferred Shares through to the date of redemption.

Item 7.01

Regulation FD Disclosure.

On December 8, 2015, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the closing of the private placement and amendments of notes payable in gold contracts. In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01 of this Current Report on Form 8-K and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01

Other Events.

Amendment of Notes Payable in Gold Contracts

On December 8, 2015, Goldrich also announced it has amended its notes payable in gold contracts so that only 10% (52 ounces) of the original quantity of gold due under the notes payable, or the cash equivalent thereof, will be paid in 2015, with the remaining balance to be paid by November 30, 2016. Goldrich previously paid 10% of the original quantity due in 2014, so the remaining balance due in 2016 is approximately 395 ounces. Interest of 8% will be paid on the value of the remaining quantity of gold valued at the greater of the original gold price of the notes payable in gold contracts or the price of gold on November 30, 2015. If the price of gold on November 30, 2016 is less than the original gold price of the notes payable in gold contracts, an additional amount of gold will be paid to the note holders to compensate for changes in the gold price.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release, dated December 8, 2015*

* This exhibit is intended to be furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: December 11, 2015	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer